Exhibit 1.1

Execution Version

UNDERWRITING AGREEMENT

July 7, 2025

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY & CO. LLC

WELLS FARGO SECURITIES, LLC

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

c/o Morgan Stanley & Co. LLC

1585 Broadway

New York, New York 10036

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Ladies and Gentlemen:

Broadcom Inc., a Delaware corporation (the “Issuer”), proposes to issue and sell, subject to the terms and conditions stated herein, to J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC and Wells Fargo Securities, LLC (each, an “Underwriter” and collectively, the “Underwriters”) acting severally and not jointly, the respective amounts set forth in such Schedule A of $1,750,000,000 aggregate principal amount of the 4.600% Senior Notes due 2030 (the “2030 Notes”), $1,750,000,000 aggregate principal amount of the 4.900% Senior Notes due 2032 (the “2032 Notes”) and $2,500,000,000 aggregate principal amount of the 5.200% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes and the 2032 Notes, the “Notes”), in each case, issued by the Issuer.

The Notes will be issued pursuant to an indenture, dated as of July 12, 2024 (the “Base Indenture”), between the Issuer and Wilmington Trust, National Association, as trustee (the “Trustee”). Certain terms of the Notes will be established pursuant to a supplemental indenture to be dated as of July 11, 2025 (the “Supplemental Indenture”) to the Base Indenture (together with the Base Indenture, the “Indenture”).

The Issuer has filed with the Securities and Exchange Commission (the “Commission”) an “automatic shelf registration statement,” as defined under Rule 405 (“Rule 405”) under the Securities Act of 1933, as amended (the “1933 Act”), on Form S-3 (File No. 333-280715) covering the public offering and sale of certain securities of the Issuer, including the Notes, under the 1933 Act and the rules and regulations promulgated thereunder (the “1933 Act Regulations”), which automatic shelf registration statement became effective under Rule 462(e) of the 1933 Act Regulations (“Rule 462(e)”). Such registration statement, as of any time, means such registration statement as amended by any post-effective amendments thereto at such time, including the exhibits and any schedules thereto at such time, the documents incorporated or deemed to be incorporated by reference therein at such time pursuant to Item 12 of Form S-3 under the 1933 Act and the documents otherwise deemed to be a part thereof as of such time pursuant to Rule 430B of the 1933 Act Regulations (“Rule 430B”), is referred to herein as the “Registration Statement”; provided, however, that the “Registration Statement” without reference to a time means such registration statement as amended by any post-effective amendments thereto as of the Applicable Time (as defined below). Each preliminary prospectus supplement and the base prospectus used in connection with the offering of the Notes, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as a “preliminary prospectus.” Promptly after execution and delivery of this Agreement, the Issuer will prepare and file a final prospectus supplement (the “Final Prospectus”) relating to the Notes in accordance with the provisions of Rule 424(b) of the 1933 Act Regulations (“Rule 424(b)”). The Final Prospectus and the base prospectus, including the documents incorporated or deemed to be incorporated by reference therein pursuant to Item 12 of Form S-3 under the 1933 Act immediately prior to the Applicable Time, are collectively referred to herein as the “Prospectus.” For purposes of this Agreement, all references to the Registration Statement, the preliminary prospectus or the Prospectus or any amendment or supplement thereto shall be deemed to include the copy filed with the Commission pursuant to its Electronic Data Gathering, Analysis and Retrieval system (or any successor system) (“EDGAR”).

This Agreement, the Notes and the Indenture are referred to herein as the “Transaction Documents.”

All references in this Agreement to financial statements and schedules and other information which is “contained,” “included” or “stated” (or other references of like import) in the Registration Statement, the preliminary prospectus or the Prospectus shall be deemed to include all such financial statements and schedules and other information incorporated or deemed to be incorporated by reference in the Registration Statement pursuant to the 1933 Act Regulations, the preliminary prospectus or the Prospectus, as the case may be, prior to the Applicable Time; and all references in this Agreement to amendments or supplements to the Registration Statement, the preliminary prospectus or the Prospectus shall be deemed to include the filing of any document under the Securities Exchange Act of 1934, as amended (the “1934 Act”), and the rules and regulations promulgated thereunder (the “1934 Act Regulations”) incorporated or deemed to be incorporated by reference in the Registration Statement pursuant to the 1933 Act Regulations, such preliminary prospectus or the Prospectus, as the case may be, at or after the Applicable Time.

As used in this Agreement:

“Applicable Time” means 4:25 P.M., New York City time, on July 7, 2025.

“General Disclosure Package” means each Issuer General Use Free Writing Prospectus and the preliminary prospectus (including any documents incorporated therein by reference), all considered together, that have been made available to prospective investors prior to the Applicable Time.

“Issuer Free Writing Prospectus” means any “issuer free writing prospectus,” as defined in Rule 433 of the 1933 Act Regulations (“Rule 433”), including, without limitation, any “free writing prospectus” (as defined in Rule 405) relating to the Notes that is (i) required to be filed with the Commission by the Issuer, (ii) a “road show that is a written communication” within the meaning of Rule 433(d)(8)(i), whether or not required to be filed with the Commission, or (iii) exempt from filing with the Commission pursuant to Rule 433(d)(5)(i) because it contains a description of the Notes or of the offering thereof that does not reflect the final terms, in each case in the form filed or required to be filed with the Commission or, if not required to be filed, in the form retained in the Issuer’s records pursuant to Rule 433(g).

“Issuer General Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is intended for general distribution to investors, as evidenced by its being specified in Schedule B hereto.

“Issuer Limited Use Free Writing Prospectus” means any Issuer Free Writing Prospectus that is not an Issuer General Use Free Writing Prospectus.

The Issuer hereby confirms its agreement with the Underwriters as follows:

SECTION 1. Representations and Warranties. The Issuer hereby represents, warrants and covenants to each Underwriter that, as of the date hereof and as of the Closing Date:

(a) Compliance of the Registration Statement, the Prospectus and Incorporated Documents. The Issuer meets the requirements for use of Form S-3ASR under the 1933 Act Regulations. The Registration Statement is an automatic shelf registration statement under Rule 405. Each of the Registration Statement and any post-effective amendment thereto has become effective under the 1933 Act. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection of the Commission to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) of the 1933 Act Regulations (“Rule 401(g)(2)”) has been received by the Issuer, no order preventing or suspending the use of the preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Issuer’s knowledge, contemplated. The Issuer has complied with each request (if any) from the Commission for additional information with respect to the Registration Statement or the Prospectus. In addition, the Indenture has been duly qualified under the Trust Indenture Act of 1939, as amended, and the rules and regulations promulgated thereunder (the “Trust Indenture Act”).

Each of the Registration Statement and any post-effective amendment thereto, at the time of its effectiveness, each deemed effective date with respect to the Underwriters pursuant to Rule 430B(f)(2), the Applicable Time and the Closing Date complied and will comply in all material respects with the requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act. The preliminary prospectus and the Prospectus and any amendment or supplement thereto, at the time each was filed with the Commission, and, in each case, the Applicable Time and the Closing Date complied and will comply in all material respects with the applicable requirements of the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act, and each preliminary prospectus and the Prospectus are identical to the electronically transmitted copies thereof filed with the Commission pursuant to EDGAR, except to the extent permitted by Regulation S-T.

The documents incorporated or deemed to be incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus pursuant to the 1933 Act Regulations, at the time they were or hereafter are filed with the Commission, complied and will comply in all material respects with the applicable requirements of the 1934 Act and the 1934 Act Regulations.

(b) Accurate Disclosure. Neither the Registration Statement nor any amendment thereto, at its effective time, on the date hereof or on the Closing Date, contained, contains or will contain an untrue statement of a material fact or omitted, omits or will omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. At the Applicable Time, neither (A) the General Disclosure Package nor (B) any individual Issuer Limited Use Free Writing Prospectus, when considered together with the General Disclosure Package, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Neither the Prospectus nor any amendment or supplement thereto, as of its date, or on the Closing Date, included, includes or will include an untrue statement of a material fact or omitted, omits or will omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

The representations and warranties in this subsection shall not apply to statements in or omissions from the Registration Statement or any amendment thereto or the General Disclosure Package or the Prospectus or any amendment or supplement thereto made in reliance upon and in conformity with written information furnished to the Issuer by any Underwriter expressly for use therein. For purposes of this Agreement, the only information so furnished shall be the first sentence of the fifth paragraph, the third sentence of the eighth paragraph and tenth through thirteenth paragraphs under the caption “Underwriting” in the preliminary prospectus and the Prospectus (collectively, the “Underwriter Information”).

(c) Issuer Free Writing Prospectuses. No Issuer Free Writing Prospectus conflicts or will conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus, including any document incorporated by reference therein, that has not been superseded or modified. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, the General Disclosure Package or the Prospectus, the Issuer has promptly notified or will promptly notify the Underwriters and has promptly amended or supplemented or will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict. The foregoing two sentences do not apply to statements in or omissions from any Issuer Free Writing Prospectus based upon and in conformity with written information furnished to the Issuer by any Underwriter specifically for use therein, it being understood and agreed that the only such information furnished by any Underwriter consists of the Underwriter Information.

(d) [Reserved].

(e) Company Additional Written Communications. The Issuer has not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Notes other than (i) the General Disclosure Package, (ii) the Prospectus and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(b). Each such communication by the Issuer or its agents and representatives pursuant to clause (iii) of the preceding sentence (each, a “Company Additional Written Communication”), when taken together with the General Disclosure Package, did not as of the Applicable Time, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Company Additional Written Communication made in reliance upon and in conformity with information furnished to the Issuer in writing by any Underwriter expressly for use in any Company Additional Written Communication.

(f) Issuer Not Ineligible Issuer. (A) At the time of filing the Registration Statement and any post-effective amendment thereto, (B) at the earliest time thereafter that the Issuer or another offering participant made a bona fide offer (within the meaning of Rule 164(h)(2) of the 1933 Act Regulations) of the Notes, (C) at the date of this Agreement and (D) at the Applicable Time, the Issuer was not and is not an “ineligible issuer,” as defined in Rule 405, without taking account of any determination by the Commission pursuant to Rule 405 that it is not necessary that the Issuer be considered an ineligible issuer.

(g) Incorporated Documents. The documents incorporated or deemed to be incorporated by reference in the Prospectus at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied or will comply in all material respects with the requirements of the 1934 Act. Each such Incorporated Document, when taken together with the General Disclosure Package, did not as of the Applicable Time, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(h) The Underwriting Agreement. This Agreement has been duly authorized, executed and delivered by the Issuer.

(i) [Reserved].

(j) Authorization of the Notes. The Notes to be purchased by the Underwriters from the Issuer will on the Closing Date be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Issuer and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Issuer, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles (the “Enforceability Exceptions”) and will be entitled to the benefits of the Indenture.

(k) Authorization of the Indenture. The Indenture has been duly qualified under the Trust Indenture Act and has been duly authorized by the Issuer and, at the Closing Date, will have been duly executed and delivered by the Issuer and will constitute a valid and binding agreement of the Issuer, enforceable against the Issuer in accordance with its terms, except as the enforcement thereof may be limited by the Enforceability Exceptions.

(l) Description of the Transaction Documents. The Transaction Documents will conform in all material respects to the respective statements relating thereto contained in the Prospectus.

(m) Accuracy of Statements. The statements in each of the Prospectus and the General Disclosure Package under the captions (i) “Description of Notes,” insofar as such statements purport to constitute a summary of the terms of the Indenture and the Notes, and (ii) “Certain U.S. Federal Income Tax Considerations,” insofar as such statements purport to describe the provisions of the laws and regulations referred to therein (and based on such facts and subject to the qualifications, assumptions and limitations set forth therein), accurately present and summarize, in all material respects, the matters referred to therein.

(n) No Material Adverse Change. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto), subsequent to the respective dates as of which information is given in the Registration Statement, the General Disclosure Package and the Prospectus (exclusive of any amendment or supplement thereto) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the financial condition or in the earnings, business or results of operations of the Issuer and its subsidiaries, considered as one entity (any such change is called a “Material Adverse Change”).

(o) Independent Registered Public Accounting Firms. PricewaterhouseCoopers LLP, which expressed its opinion with respect to the audited financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules of the Issuer and its subsidiaries filed with the Commission and incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm within the meaning of the 1933 Act, the 1934 Act and the rules of the Public Company Accounting Oversight Board.

PricewaterhouseCoopers LLP, which expressed its opinion with respect to the audited financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules of VMware, Inc. (“VMware”) and its subsidiaries filed with the Commission and incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus, is an independent registered public accounting firm within the meaning of the 1933 Act, the 1934 Act and the rules of the Public Company Accounting Oversight Board.

(p) Preparation of the Financial Statements. The financial statements of the Issuer, together with the related schedules and notes, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the consolidated financial position of the Issuer and its consolidated subsidiaries as of and at the dates indicated and the results of their operations and cash flows for the periods specified, subject, in the case of unaudited interim statements, to normal year-end adjustments. Such financial statements comply as to form with the accounting requirements of the 1933 Act and have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto. The financial statements of the businesses or properties acquired or proposed to be acquired, if any, included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information set forth therein as of the dates indicated and their consolidated financial position, the results of their respective operations and the changes in their respective cash flows as of and for the periods specified, have been prepared in conformity with GAAP applied on a consistent basis and otherwise have been prepared in accordance with the financial statement requirements of Rule 3-05 or Rule 3-14 of Regulation S-X, as applicable, in each case, in all material respects and except as may be expressly stated in the related notes thereto. The summary financial information included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly, in all material respects, the information shown therein and have been compiled on a basis consistent with that of the audited financial statements included in the Registration Statement, the General Disclosure Package and the Prospectus. The pro forma financial statements and the related notes thereto included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus present fairly the information shown therein and have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial information prepared in accordance with Regulation S-X in all material respects. Except as included or incorporated by reference therein, no historical or pro forma financial statements or related schedules and notes are required to be included or incorporated by reference in the Registration Statement, the General Disclosure Package or the Prospectus. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the Registration Statement, the Prospectus and the General Disclosure Package fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(q) Incorporation and Good Standing. Each of the Issuer and the Issuer’s significant subsidiaries (as defined in Rule 1-02(w) of Regulation S-X) as of May 4, 2025 (collectively, the “Significant Subsidiaries”) has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership, exempted company or exempted limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate, partnership or limited liability company, as applicable, power and authority to own or lease, as the case may be, and operate its properties and to conduct its business as described in the Registration Statement, the General Disclosure Package and Prospectus and, in the case of the Issuer, to enter into and perform its obligations under each of the Transaction Documents to which it is a party, except where the failure of a Significant Subsidiary (other than the Issuer) to be in good standing would not reasonably be expected to result in a Material Adverse Change. Each of the Issuer and its Significant Subsidiaries is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(r) Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required. Neither the Issuer nor any of the Issuer’s Significant Subsidiaries is (i) in violation or in default (or, with the giving of notice or lapse of time, would be in default) (“Default”) under its charter or by-laws, or (ii) in Default under any indenture, mortgage, loan or credit agreement, deed of trust, note, contract, franchise, lease or other agreement, obligation, condition, covenant or instrument to which the Issuer or any of its subsidiaries is a party or by which it or any of them may be bound or to which any of the property or assets of the Issuer or any of its subsidiaries is subject (each, an “Existing Instrument”), except, with respect to clause (ii) only, for such Defaults as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

The execution, delivery and performance of the Transaction Documents by the Issuer, and the issuance and delivery of the Notes, and consummation of the transactions contemplated hereby and thereby, by the Registration Statement, the General Disclosure Package and by the Prospectus (A) have been duly authorized by all necessary corporate action and will not result in any Default under the charter or by-laws of the Issuer or any Significant Subsidiary of the Issuer, (B) will not conflict with or constitute a breach of, or Default or a Debt Repayment Triggering Event (as defined below) under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Issuer or any of its subsidiaries pursuant to, or require the consent of any other party to, any Existing Instrument and (C) will not result in any violation of any statute, law, rule, regulation, judgment, order or decree applicable to the Issuer or any of its subsidiaries of any court, regulatory body, administrative agency, governmental body, arbitrator or other authority having jurisdiction over the Issuer or any of its subsidiaries or any of its or their properties, except, with respect to clauses (B) and (C) only, for such conflicts, breaches, Defaults, Debt Repayment Triggering Events, liens, charges, encumbrances, consents or violations as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of the Transaction Documents by the Issuer, or the issuance and delivery of the Notes, or consummation of the transactions contemplated hereby or thereby and by the Registration Statement, the General Disclosure Package or by the Prospectus, except such as have been obtained (including any required under the 1933 Act, the 1933 Act Regulations and the Trust Indenture Act) or made and are in full force and effect or as may be required by applicable securities laws of the several states of the United States or provinces of Canada. As used herein, a “Debt Repayment Triggering Event” means any event or condition which gives, or with the giving of notice or lapse of time or both would give, the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) issued by the Issuer or any of its subsidiaries the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Issuer or any of its subsidiaries.

(s) No Material Actions or Proceedings. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there are no legal or governmental actions, suits or proceedings pending or, to the Issuer’s knowledge, threatened against the Issuer or any of its subsidiaries, which, if determined adversely, would reasonably be expected to, individually or in the aggregate, result in a Material Adverse Change or adversely affect the consummation of the transactions contemplated by this Agreement in any material respect.

(t) Intellectual Property Rights. The Issuer and each of its subsidiaries own or possess adequate rights to use all material intellectual property, including all patents, patent applications, trademarks, service marks, trade names, trademark registrations, service mark registrations, copyrights, licenses, know-how, software, systems and technology (including trade secrets and other unpatented and/or unpatentable proprietary or confidential information, systems or procedures) (collectively, “Intellectual Property”) necessary for, used or held for use in the conduct of their respective businesses and have no reason to believe that the conduct of their respective businesses will conflict with, and, except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, have not received any notice of any claim of conflict with, any such rights of others that would, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuer has not received notice and is not otherwise aware of any material pending or threatened claim to the contrary or any material pending or threatened challenge by any other person relating to the Intellectual Property rights of the Issuer and its subsidiaries.

(u) All Necessary Permits, etc. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuer and each Significant Subsidiary possess such valid and current certificates, authorizations, permits, licenses, approvals, consents and other authorizations issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to conduct their respective businesses, except where failure to possess would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(v) Tax Law Compliance. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuer and each Significant Subsidiary have filed all federal, state, local and foreign income and franchise tax returns required to be filed under applicable law through the date of this Agreement or have properly requested extensions thereof and have paid all taxes required to be paid, including, if due and payable, any related assessment, fine or penalty, except with respect to which adequate reserves have been established, or except where a failure to make such filings or payments would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change.

(w) The Issuer is not an “Investment Company”. The Issuer is not, and after receipt of payment for the Notes and the application of the proceeds thereof as contemplated under the caption “Use of Proceeds” in the Registration Statement, the General Disclosure Package and the Prospectus will not be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(x) No Price Stabilization or Manipulation. The Issuer has not taken and will not take, directly or indirectly, any action designed to or that would reasonably be expected to cause or result in stabilization or manipulation of the price of any security of the Issuer to facilitate the sale or resale of the Notes.

(y) Compliance with Sarbanes-Oxley. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, there is no failure on the part of the Issuer or, to the Issuer’s knowledge, any of the Issuer’s directors or officers, in their capacities as such, to comply in all material respects with any applicable provision of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(z) Accounting Systems. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuer and its subsidiaries maintain effective internal control over financial reporting, as such term is defined in Rule 13a-15(f) under the 1934 Act.

(aa) Disclosure Controls and Procedures. The Issuer and its subsidiaries have established and maintain disclosure controls and procedures (as such term is defined in Rules 13a-15 under the 1934 Act); such disclosure controls and procedures are designed to ensure that material information relating to the Issuer and its subsidiaries is made known to the chief executive officer and chief financial officer of the Issuer by others within the Issuer or any of its subsidiaries, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system.

(bb) Internal Controls and Procedures. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, the Issuer and its subsidiaries maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(cc) No Material Weakness in Internal Control. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus, since the end of the Issuer’s and its subsidiaries’ most recent audited fiscal year, there have not been (i) any significant changes in the Issuer’s internal control over financial reporting that have materially adversely affected or are reasonably likely to materially and adversely affect the Issuer’s internal control over financial reporting and (ii) identified any material weakness in the Issuer’s internal control over financial reporting (whether or not remediated).

(dd) Compliance with and Liability Under Environmental Laws. Except as otherwise disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (i) neither the Issuer nor any Significant Subsidiary is in violation of any federal, state, local or foreign law, regulation, order, permit or other requirement relating to protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata) or wildlife, including without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products (collectively, “Materials of Environmental Concern”), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern (collectively, “Environmental Laws”); (ii) the Issuer and any Significant Subsidiaries have all permits, authorizations and approvals required under any applicable Environmental Laws and are each in compliance with their requirements in all respects; (iii) there are no pending or, to the Issuer’s knowledge, threatened administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of noncompliance or violation, investigations or proceedings relating to any Environmental Laws against the Issuer or any Significant Subsidiary; and (iv) there are no events or circumstances that would reasonably be expected to form the basis of an order for clean-up or remediation, or an action, suit or proceeding by any private party or governmental body or agency, against or affecting the Issuer or any Significant Subsidiary relating to Materials of Environmental Concern or Environmental Laws.

(ee) No Unlawful Contributions or Other Payments. None of the Issuer, any of its subsidiaries or, to the Issuer’s knowledge, any director, officer, agent, employee or controlled affiliate of the Issuer or any of its subsidiaries is aware of, has taken any action directly or indirectly in the past five years, or any action directly or indirectly at any time for which the applicable statute of limitations has been tolled for whatever reason, (i) in furtherance of an unlawful offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any government official including any officer or employee of a government or government-owned or controlled entity or of a public international organization, or any person acting in an official capacity for or on behalf of any of the foregoing or any political party or official thereof or any candidate for political office; (ii) in furtherance of an offer, payment, promise to pay or authorization or approval of the payment or giving of any unlawful bribe, rebate, payoff, influence payment, kickback or other unlawful payment or benefit; or (iii) in violation of any provision of, or rule or regulation instituted under, the Foreign Corrupt Practices Act of 1977, Bribery Act 2010 of the United Kingdom or any similar anti-bribery or anti-corruption law or rule or regulation applicable to the Issuer or any of its subsidiaries.

(ff) No Conflict with Money Laundering Laws. The operations of the Issuer and its subsidiaries are and have been conducted at all times in compliance in all material respects with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Issuer or any of its subsidiaries with respect to the Money Laundering Laws is pending or, to the knowledge of the Issuer, threatened.

(gg) No Conflict with Sanctions Laws. Neither the Issuer nor any of its subsidiaries nor, to the Issuer’s knowledge, any director, officer, agent, employee or affiliate of the Issuer or any of its subsidiaries is currently subject to or the target of any sanctions administered or enforced by the United States government, including, without limitation, by the Office of Foreign Assets Control of the U.S. Treasury Department, the United Nations Security Council, the European Union, His Majesty’s Treasury, or other relevant sanctions authority (collectively, the “Sanctions”), nor is the Issuer or any of its subsidiaries located, organized or resident in a country or territory that is the subject or target of Sanctions (each a “Sanctioned Country”); and the Issuer will not directly or indirectly use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds, to any subsidiary, joint venture partner or other person or entity, (i) to fund, finance or facilitate any activities of or business with any person that, at the time of such funding or facilitation, is the subject or target of Sanctions, or in or with any Sanctioned Country or (ii) in any other manner that will result in a violation by any person (including any person participating in the transaction, whether as an underwriter, advisor, investor or otherwise) of Sanctions.

(hh) [Reserved].

(ii) Cybersecurity. Except as disclosed in the Registration Statement, the General Disclosure Package and the Prospectus or except as would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Change, (A) to the Issuer’s knowledge, there has been no security breach or unauthorized access to any of the Issuer’s or its subsidiaries’ information technology and computer systems (“IT Systems”) that has resulted in the unauthorized access, use, disclosure, misappropriation, or modification of any data or information stored therein; (B) the Issuer and its subsidiaries are presently in compliance with all applicable laws or statutes and all judgments, orders, rules and regulations of any court or arbitrator or governmental or regulatory authority and contractual obligations relating to the privacy and security of the IT Systems and the data stored therein and to the protection of such IT Systems and data from unauthorized use, access, misappropriation or modification; and (C) the Issuer and its subsidiaries have implemented commercially reasonable controls, policies, procedures, and technological safeguards to maintain and protect the integrity and security of their IT Systems and the data stored therein consistent in all material respects with industry standards and practices and as required by applicable regulatory standards.

(jj) No Applicable Registration Rights. There are no persons with registration rights to have any debt securities registered for sale under the Registration Statement or included in the offering contemplated by this Agreement, except for such rights as have been duly waived.

(kk) Filing of Exhibits. There are no contracts, instruments or other documents which are required to be described in the Registration Statement, the preliminary prospectus or the Prospectus or to be filed as exhibits to the Registration Statement which have not been so described and filed as required with respect to Form S-3ASR.

(ll) Well-Known Seasoned Issuer. (A) At the original effectiveness of the Registration Statement, (B) at the time of the most recent amendment thereto for the purposes of complying with Section 10(a)(3) of the 1933 Act (whether such amendment was by post-effective amendment, incorporated report filed pursuant to Section 13 or 15(d) of the 1934 Act or form of prospectus), (C) at the time the Issuer or any person acting on its behalf (within the meaning, for this clause only, of Rule 163(c)) made any offer relating to the Notes in reliance on the exemption of Rule 163, (D) at the date of this Agreement and (E) at the Applicable Time, the Issuer was and is a “well-known seasoned issuer,” as defined in Rule 405.

Any certificate signed by an officer of the Issuer and delivered to the Underwriters or to counsel for the Underwriters shall be deemed to be a representation and warranty by the Issuer to each Underwriter as to the matters set forth therein.

SECTION 2. Purchase, Sale and Delivery of the Notes.

(a) The Notes. The Issuer agrees to issue and sell to the Underwriters, severally and not jointly, all of the Notes, and subject to the conditions set forth herein, the Underwriters agree, severally and not jointly, to purchase from the Issuer the aggregate principal amount of Notes set forth opposite their names on Schedule A, at a purchase price of 99.441% of the principal amount thereof in the case of the 2030 Notes, at a purchase price of 99.330% of the principal amount thereof in the case of the 2032 Notes and at a purchase price of 99.187% of the principal amount thereof in the case of the 2035 Notes, in each case, payable on the Closing Date and on the basis of the representations, warranties and agreements herein contained, and upon the terms herein set forth.

(b) The Closing Date. Delivery of certificates for the Notes in definitive form to be purchased by the Underwriters and payment therefor shall be made at the offices of Simpson Thacher & Bartlett LLP, 2475 Hanover Street, Palo Alto, California 94304 (or such other place as may be agreed to by the Issuer and the Underwriters) at 9:00 a.m. New York City time, on July 11, 2025, or such other time and date as the Underwriters and the Issuer shall mutually agree (the time and date of such closing are called the “Closing Date”).

(c) Delivery of the Notes. The Issuer shall deliver, or cause to be delivered, to the Underwriters for the accounts of the several Underwriters certificates for the Notes at the Closing Date against the wire transfer of immediately available funds for the amount of the purchase price therefor. The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary, and shall be made available for inspection on the business day preceding the Closing Date at a location in New York City, as the Underwriters may designate.

(d) Public Offering of the Notes. The Underwriters hereby advise the Issuer that the Underwriters intend to offer for sale to the public, as described in the General Disclosure Package and the Prospectus, their respective portions of the Notes as soon after the Applicable Time as the Underwriters, in their sole judgment, have determined is advisable and practicable.

(e) Payment for the Notes. Payment for the Notes shall be made to the Issuer on the Closing Date by wire transfer of immediately available funds to an account designated by the Issuer. The Underwriters shall accept delivery of, receipt for, and make payment of the purchase price for, the Notes which each Underwriter has agreed to purchase. The Underwriters may (but shall not be obligated to) make payment of the purchase price for the Notes to be purchased by any Underwriter whose funds have not been received by the Closing Date, but such payment shall not relieve such Underwriter from its obligations hereunder.

SECTION 3. Additional Covenants. The Issuer further covenants and agrees with each Underwriter as follows:

(a) Compliance with Commission Requests. The Issuer, subject to Section 3(k) hereof, will comply with the requirements of Rule 430B, and will notify the Underwriters immediately, and confirm the notice in writing, (i) when any post-effective amendment to the Registration Statement or any new registration statement relating to the Notes shall become effective or any amendment or supplement to the General Disclosure Package or the Prospectus shall have been used or filed, as the case may be, including any document incorporated by reference therein, in each case only as permitted by this Section 3, (ii) of the receipt of any comments from the Commission to the Registration Statement, General Disclosure Package or the Prospectus, (iii) of any request by the Commission for any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, including any document incorporated by reference therein, or for additional information, (iv) of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto or any notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) or of the issuance of any order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto, or of the suspension of the qualification of the Notes for offering or sale in any jurisdiction, or of the initiation or threatening of any proceedings for any of such purposes or of any examination pursuant to Section 8(d) or 8(e) of the 1933 Act concerning the Registration Statement and (v) if the Issuer becomes the subject of a proceeding under Section 8A of the 1933 Act in connection with the offering of the Notes. The Issuer will effect all filings required under Rule 424(b), in the manner and within the time period required by Rule 424(b) (without reliance on Rule 424(b)(8)). The Issuer will use its reasonable best efforts to prevent the issuance of such stop order or the suspension of any such qualification and, if issued, to obtain as soon as possible the withdrawal thereof. The Issuer shall pay the required Commission filing fees relating to the Notes within the time required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations.

(b) Preparation of Prospectus; Underwriters’ Review of Proposed Amendments and Supplements and Company Additional Written Communications. As promptly as practicable following the Applicable Time and in any event not later than the second business day following the date hereof, the Issuer will prepare and deliver to the Underwriters the Prospectus, which shall consist of the preliminary prospectus as modified only by the information contained in the General Disclosure Package. The Issuer will not amend or supplement the preliminary prospectus or the General Disclosure Package. The Issuer will not amend or supplement the Final Prospectus prior to the Closing Date unless the Underwriters shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement. Before making, preparing, using, authorizing, approving or distributing any Company Additional Written Communication, the Issuer will furnish to the Underwriters a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Underwriters reasonably object.

(c) Filing or Use of Amendments or Supplements. The Issuer will give the Underwriters written notice of its intention to file or use any amendment to the Registration Statement or any amendment or supplement to the General Disclosure Package or the Prospectus, whether pursuant to the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations or otherwise, from the Applicable Time to the later of (i) the time when a prospectus relating to the Notes is no longer required by the 1933 Act (without giving effect to Rule 172) to be delivered in connection with sales of the Notes and (ii) the Closing Date, and will furnish the Underwriters with copies of any such amendment or supplement a reasonable amount of time prior to such proposed filing or use, as the case may be, and will not file or use any such amendment or supplement to which the Underwriters or counsel for the Underwriters shall reasonably object. The Issuer hereby expressly acknowledges that the indemnification and contribution provisions of Sections 7 and 8 hereof are specifically applicable and relate to each prospectus, amendment or supplement referred to in this Section 3.

(d) [Reserved].

(e) Blue Sky Compliance. The Issuer shall cooperate with the Underwriters and counsel for the Underwriters as the Underwriters may reasonably request from time to time to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or any other jurisdictions reasonably designated by the Underwriters, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Notes. The Issuer shall not be required to qualify as a foreign corporation or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would thereby become subject to taxation. The Issuer will advise the Underwriters promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Notes for offering, sale or trading in any jurisdiction or, if known to the Issuer, any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, the Issuer shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(f) Use of Proceeds. The Issuer shall apply the net proceeds from the sale of the Notes sold by them in the manner described under the caption “Use of Proceeds” in the General Disclosure Package.

(g) The Depositary. The Issuer will cooperate with the Underwriters and use their reasonable best efforts to permit the Notes to be eligible for clearance and settlement through the facilities of the Depositary.

(h) [Reserved].

(i) Agreement Not To Offer or Sell Additional Securities. During the period commencing on the date hereof and ending on the Closing Date, the Issuer will not, without the prior written consent of the Underwriters (which consent may be withheld at the sole discretion of the Underwriters), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the 1934 Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the 1933 Act in respect of, any debt securities of the Issuer or securities exchangeable for or convertible into debt securities of the Issuer (other than as contemplated by this Agreement or issuances under the Issuer’s commercial paper issuing and paying agent agreement).

(j) [Reserved].

(k) Continued Compliance with Securities Law. If at any time when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172 of the 1933 Act Regulations (“Rule 172”), would be) required by the 1933 Act to be delivered by an Underwriter in connection with sales of the Notes any event shall occur or condition shall exist as a result of which it is necessary, in the opinion of counsel for the Underwriters or for the Issuer, to (i) amend the Registration Statement in order that the Registration Statement will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading, (ii) amend or supplement the General Disclosure Package or the Prospectus in order that the General Disclosure Package or the Prospectus, as the case may be, will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser or (iii) amend the Registration Statement or amend or supplement the General Disclosure Package or the Prospectus, as the case may be, including, without limitation, any document incorporated therein by reference, in order to comply with the applicable requirements of the 1933 Act, the 1933 Act Regulations, the 1934 Act or the 1934 Act Regulations, the Issuer will promptly (A) give the Underwriters written notice of such event or condition, (B) prepare any amendment or supplement as may be necessary to correct such statement or omission or to make the Registration Statement, the General Disclosure Package or the Prospectus comply with such requirements and, a reasonable amount of time prior to any proposed filing or use, furnish the Underwriters with copies of any such amendment or supplement and (C) file with the Commission any such amendment or supplement and use its commercially reasonable efforts to have any amendment to the Registration Statement declared effective by the Commission as soon as possible if the Issuer is no longer eligible to file an automatic shelf registration statement, provided that the Issuer shall not file or use any such amendment or supplement to which the Underwriters or counsel for the Underwriters shall reasonably object.

(l) Delivery of Prospectuses. The Issuer has delivered to each Underwriter, without charge, as many copies of each preliminary prospectus as such Underwriter reasonably requested. The Issuer will furnish to each Underwriter, without charge, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered to Underwriters in connection with sales of the Notes, such number of copies of the Prospectus (as amended or supplemented) as such Underwriter may reasonably request.

(m) Earning Statements. The Issuer will timely file such reports pursuant to the 1934 Act as are necessary in order to make generally available to its securityholders as soon as practicable an earning statement for the purposes of, and to provide to the Underwriters the benefits contemplated by, the last paragraph of Section 11(a) of the 1933 Act.

(n) Reporting Requirements. The Issuer, during the period when a prospectus relating to the Notes is (or, but for the exception afforded by Rule 172, would be) required by the 1933 Act to be delivered in connection with sales of the Notes, will file all documents required to be filed with the Commission pursuant to the 1934 Act within the time periods required by, and each such document will meet the requirements of, the 1934 Act and 1934 Act Regulations.

(o) Final Term Sheet. The Issuer will prepare a final term sheet (a “Final Term Sheet”) containing only a description of the final terms of the Notes and their offering, in a form approved by the Underwriters and attached as Schedule C hereto, and acknowledges that the Final Term Sheet is an Issuer Free Writing Prospectus and will comply with its related obligations set forth in Section 3(p) hereof. The Issuer will furnish to each Underwriter, without charge, a copy of the Final Term Sheet promptly upon its completion, which requirement may be satisfied by delivery of the Final Term Sheet by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”).

(p) Issuer Free Writing Prospectuses. Prior to the Closing Date, the Issuer agrees that, unless it obtains the prior written consent of the Underwriters it will not make any offer relating to the Notes that would constitute an Issuer Free Writing Prospectus or that would otherwise constitute a “free writing prospectus,” or a portion thereof, required to be filed by the Issuer with the Commission or retained by the Issuer under Rule 433; provided that the Underwriters will be deemed to have consented to the Issuer General Use Free Writing Prospectuses listed on Schedule B hereto and any “road show that is a written communication” within the meaning of Rule 433(d)(8)(i) that has been reviewed by the Underwriters. If at any time following issuance of an Issuer Free Writing Prospectus there occurred or occurs an event or development as a result of which such Issuer Free Writing Prospectus conflicted or would conflict with the information contained in the Registration Statement, any preliminary prospectus or the Prospectus or included or would include an untrue statement of a material fact or omitted or would omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances existing at that subsequent time, not misleading, the Issuer will promptly notify the Underwriters in writing and will promptly amend or supplement, at its own expense, such Issuer Free Writing Prospectus to eliminate or correct such conflict, untrue statement or omission.

(q) Eligibility of Automatic Shelf Registration Statement Form. If at any time when Notes remain unsold by the Underwriters the Issuer receives a notice from the Commission pursuant to Rule 401(g)(2) or otherwise ceases to be eligible to use the automatic shelf registration statement form, the Issuer will (i) promptly notify the Underwriters in writing, (ii) use its reasonable best efforts to promptly file a new registration statement or post-effective amendment on the proper form relating to such Notes, in a form and substance satisfactory to the Underwriters, (iii) use its reasonable best efforts to cause such registration statement or post-effective amendment to be declared effective as soon as practicable and (iv) promptly notify the Underwriters in writing of such effectiveness. The Issuer will use its reasonable best efforts to take all other action necessary or appropriate to permit the public offering and sale of the Notes to continue as contemplated in the Registration Statement that was the subject of the Rule 401(g)(2) notice or for which the Issuer has otherwise become ineligible. References herein to the “Registration Statement” shall include such new registration statement or post-effective amendment, as the case may be.

(r) No Manipulation of Price. In connection with the offering of the Notes, the Issuer will not take, directly or indirectly, any action designed to cause or result in, or that has constituted or might reasonably be expected to constitute, under the 1934 Act or otherwise, the stabilization or manipulation of the price of any securities of the Issuer to facilitate the sale or resale of the Notes.

The Underwriters may, in their sole discretion, waive in writing the performance by the Issuer of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4. Payment of Expenses. The Issuer agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Notes (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Notes to the Underwriters, (iii) all fees and expenses of the Issuer’s counsel, independent public or certified public accountants and other advisors to the Issuer and to VMware, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution (including any form of electronic distribution) of the preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus and any amendments or supplements thereto and any costs associated with electronic delivery of any of the foregoing by the Underwriters to investors, (v) all filing fees, attorneys’ fees and expenses incurred by the Issuer in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Notes for offer and sale under the securities laws of the several states of the United States, the provinces of Canada or other jurisdictions designated by the Underwriters (including, without limitation, the cost of preparing, printing and mailing preliminary and final “blue sky” or legal investment memoranda and any related supplements to each Issuer Free Writing Prospectus and the Prospectus), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture and the Notes, (vii) any fees payable in connection with the rating of the Notes with the ratings agencies, (viii) all fees and expenses (including reasonable fees and expenses of counsel) of the Issuer in connection with approval of the Notes by the Depositary for “book-entry” transfer, (ix) the filing fees incident to, and the reasonable and documented fees and disbursements of one counsel to the Underwriters in connection with, the review by FINRA, if required, of the terms of the sale of the Notes, and (x) all other fees, costs and expenses in connection with the performance by the Issuer of its other obligations under this Agreement. Except as provided in this Section 4 and Sections 6, 7 and 8 hereof, the Underwriters shall pay their own expenses, including the fees and disbursements of their counsel and any stamp or transfer taxes in connection with the transfer of the Notes by them.

SECTION 5. Conditions of the Obligations of the Underwriters. The obligations of the several Underwriters to purchase and pay for the Notes as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Issuer set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Issuer of their covenants and other obligations hereunder, and to each of the following additional conditions:

(a) Accountants’ Comfort Letters. On the date hereof, the Underwriters shall have received from PricewaterhouseCoopers LLP, the independent registered public accounting firm for the Issuer and its subsidiaries, (i) a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Underwriters, covering the financial information of the Issuer and its subsidiaries included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus (the “Issuer Comfort Letter”) and (ii) a “comfort letter” dated the date hereof addressed to the Underwriters, in form and substance satisfactory to the Underwriters, covering the financial information of VMware included or incorporated by reference in the Registration Statement, the General Disclosure Package and the Prospectus (the “VMware Comfort Letter”).

(b) Bring-down Comfort Letters. On the Closing Date, the Underwriters shall have received from PricewaterhouseCoopers LLP “bring-down comfort letters” dated the Closing Date addressed to the Underwriters, in form and substance satisfactory to the Underwriters, in the form of the Issuer Comfort Letter and the VMware Comfort Letter, except that (i) the comfort letters shall cover the financial information included or incorporated by reference in the Final Prospectus and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 business days prior to the Closing Date.

(c) No Material Adverse Change or Ratings Agency Change. For the period from and after the date of this Agreement and prior to the Closing Date:

(i) in the judgment of the Underwriters there shall not have occurred any Material Adverse Change; and

(ii) there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded any Notes of the Issuer or any of its subsidiaries by any “nationally recognized statistical rating organization” as such term is defined for the purposes of Section 3(a)(62) of the 1934 Act.

(d) Opinion of U.S. Counsel for the Issuer. On the Closing Date the Underwriters shall have received the opinions of Wachtell, Lipton, Rosen & Katz, U.S. counsel for the Issuer, dated as of such Closing Date, substantially in the forms agreed to between U.S. counsel for the Issuer and Simpson Thacher & Bartlett LLP, counsel for the Underwriters, on or prior to the date hereof.

(e) [Reserved].

(f) [Reserved].

(g) [Reserved].

(h) Opinion of Counsel for the Underwriters. On the Closing Date the Underwriters shall have received the opinion of Simpson Thacher & Bartlett LLP, counsel for the Underwriters, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Underwriters.

(i) Officers’ Certificate. On the Closing Date, the Underwriters shall have received a written certificate executed by the Chief Executive Officer or Chief Financial Officer of the Issuer and an authorized officer of the Issuer reasonably satisfactory to the Underwriters, dated as of the Closing Date, to the effect set forth in Section 5(c)(ii) hereof, and further to the effect that:

(i) for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii) the representations and warranties of the Issuer set forth in Section 1 hereof are true and correct in all material respects (except for any such representations and warranties that are qualified as to materiality, which representations and warranties shall be true and correct in all respects) as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii) the Issuer has complied in all material respects with all the agreements hereunder and satisfied in all material respects all the conditions on its part to be performed or satisfied hereunder at or prior to the Closing Date.

(j) [Reserved].

(k) Indenture. The Issuer shall have executed and delivered the Supplemental Indenture, in form and substance reasonably satisfactory to the Underwriters, and the Underwriters shall have received executed copies thereof.

(l) [Reserved].

(m) Additional Documents. On or before the Closing Date, the Underwriters and counsel for the Underwriters shall have received such information, documents and opinions as they may reasonably require for the purposes of enabling them to pass upon the issuance and sale of the Notes as contemplated herein, or in order to evidence the accuracy of any of the representations and warranties, or the satisfaction of any of the conditions or agreements, herein contained.

(n) Effectiveness of Registration Statement. The Registration Statement was filed by the Issuer with the Commission not earlier than three years prior to the date hereof and became effective upon filing in accordance with Rule 462(e). Each preliminary prospectus, each Issuer Free Writing Prospectus and the Prospectus have been filed as required by Rule 424(b) (without reliance on Rule 424(b)(8)) and Rule 433, as applicable, within the time period prescribed by, and in compliance with, the 1933 Act Regulations. No stop order suspending the effectiveness of the Registration Statement or any post-effective amendment thereto has been issued under the 1933 Act, no notice of objection to the use of the Registration Statement or any post-effective amendment thereto pursuant to Rule 401(g)(2) has been received by the Issuer, no order preventing or suspending the use of any preliminary prospectus or the Prospectus or any amendment or supplement thereto has been issued and no proceedings for any of those purposes have been instituted or are pending or, to the Issuer’s knowledge, contemplated. The Issuer has complied with each request (if any) from the Commission for additional information. The Issuer shall have paid the required Commission filing fees relating to the Notes within the time period required by Rule 456(b)(1)(i) of the 1933 Act Regulations without regard to the proviso therein and otherwise in accordance with Rules 456(b) and 457(r) of the 1933 Act Regulations and, if applicable, shall have updated the “Calculation of Registration Fee” table in accordance with Rule 456(b)(1)(ii) in a post-effective amendment to the Registration Statement.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Underwriters by notice to the Issuer at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 7, 8 and 15 hereof shall at all times be effective and shall survive such termination.

SECTION 6. Reimbursement of Underwriters’ Expenses. If this Agreement is terminated by the Underwriters pursuant to Section 5 or 9 hereof, including if the sale to the Underwriters of the Notes on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Issuer to perform any agreement herein or to comply with any provision hereof other than by reason of a default by any of the Underwriters, the Issuer agrees to reimburse the Underwriters, severally, upon demand for all documented out-of-pocket expenses that shall have been reasonably incurred by the Underwriters in connection with the proposed purchase and the offering and sale of the Notes, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7. Indemnification.

(a) Indemnification of the Underwriters. The Issuer agrees to indemnify and hold harmless each Underwriter, its affiliates, directors, officers and employees, and each person, if any, who controls any Underwriter within the meaning of Section 15 of the 1933 Act and Section 20 of the 1934 Act against any loss, claim, damage, liability or expense, as incurred, to which such Underwriter, affiliate, director, officer, employee or controlling person may become subject, under the 1933 Act, the 1934 Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Issuer), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B, or the omission or alleged omission therefrom of a material fact required to be stated therein or necessary to make the statements therein not misleading or arising out of any untrue statement or alleged untrue statement of material fact included in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus (or any amendment or supplement thereto) or any Company Additional Written Communication, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, and to reimburse each Underwriter and each such affiliate, director, officer, employee or controlling person for any and all expenses (including the reasonable fees and disbursements of one counsel chosen by the Underwriters) as such expenses are reasonably incurred by such Underwriter or such affiliate, director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issuer by an Underwriter expressly for use in the Registration Statement, in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus (or any amendment or supplement thereto) or any Company Additional Written Communication. The indemnity agreement set forth in this Section 7(a) shall be in addition to any liabilities that the Issuer may otherwise have.

(b) Indemnification of the Issuer. Each Underwriter agrees, severally and not jointly, to indemnify and hold harmless the Issuer, its affiliates, its directors, each of its officers, and each person, if any, who controls the Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act, against any loss, claim, damage, liability or expense, as incurred, to which the Issuer or any such director, officer or controlling person may become subject, under the 1933 Act, the 1934 Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Underwriter), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B or in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus (or any amendment or supplement thereto) or any Company Additional Written Communication, or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Registration Statement (or any amendment thereto), including any information deemed to be a part thereof pursuant to Rule 430B or in any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus (or any amendment or supplement thereto) or any Company Additional Written Communication, in reliance upon and in conformity with written information furnished to the Issuer by such Underwriter expressly for use therein; and to reimburse the Issuer and each such director, officer or controlling person for any and all expenses (including the reasonable fees and disbursements of one counsel selected by the Issuer) as such expenses are reasonably incurred by the Issuer or such director, officer or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action. The Issuer hereby acknowledges that the only information that the Underwriters have furnished to the Issuer expressly for use in the Registration Statement, any preliminary prospectus, any Issuer Free Writing Prospectus, the General Disclosure Package, the Prospectus (or any amendment or supplement thereto) or any Company Additional Written Communication are the statements set forth in the Underwriter Information. The indemnity agreement set forth in this Section 7(b) shall be in addition to any liabilities that each Underwriter may otherwise have.

(c) Notifications and Other Indemnification Procedures. Promptly after receipt by an indemnified party under this Section 7 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 7, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 7 except to the extent that it has been prejudiced by such failure and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 7. In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded upon the advice of counsel that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select one separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties. Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 7 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by the Underwriters (in the case of counsel representing the Underwriters or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d) Settlements. The indemnifying party under this Section 7 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 8. Contribution. If the indemnification provided for in Section 7 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Issuer, on the one hand, and the Underwriters, on the other hand, from the offering of the Notes pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Issuer, on the one hand, and the Underwriters, on the other hand, in connection with the statements or omissions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative benefits received by the Issuer, on the one hand, and the Underwriters, on the other hand, in connection with the offering of the Notes pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Notes pursuant to this Agreement (after deducting the Underwriters’ discounts and commissions but before deducting expenses) received by the Issuer, and the total discounts and commissions received by the Underwriters bear to the aggregate initial offering price of the Notes. The relative fault of the Issuer, on the one hand, and the Underwriters, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by the Issuer, on the one hand, or the Underwriters, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 7 hereof, any reasonable legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim. The provisions set forth in Section 7 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 8; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 7 hereof for purposes of indemnification.

The Issuer and the Underwriters agree that it would not be just and equitable if contribution pursuant to this Section 8 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 8.

Notwithstanding the provisions of this Section 8, no Underwriter shall be required to contribute any amount in excess of the discount received by such Underwriter in connection with the Notes purchased by it and distributed by it to the public. No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Underwriters’ obligations to contribute pursuant to this Section 8 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A. For purposes of this Section 8, each director, officer and employee of an Underwriter and each person, if any, who controls an Underwriter within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as such Underwriter, and each director and officer of the Issuer, and each person, if any, who controls the Issuer within the meaning of Section 15 of the 1933 Act or Section 20 of the 1934 Act shall have the same rights to contribution as the Issuer.

SECTION 9. Termination of this Agreement. Prior to the Closing Date, this Agreement may be terminated by the Underwriters by notice given to the Issuer if at any time: (i) (A) trading or quotation in any of the Issuer’s securities shall have been suspended or limited by the Commission or by the Nasdaq Global Select Market, or (B) trading in securities generally on either the Nasdaq Global Select Market or the New York Stock Exchange shall have been suspended or limited, or minimum or maximum prices shall have been generally established on any of such quotation system or stock exchange by the Commission or FINRA; (ii) a general banking moratorium shall have been declared by any of U.S. federal or New York authorities; (iii) there shall have occurred any outbreak or escalation of national or international hostilities or any crisis or calamity involving the United States, or any change in the United States or international financial markets, or any substantial change or development involving a prospective substantial change in United States’ or international political, financial or economic conditions, as in the judgment of the Underwriters is material and adverse and makes it impracticable or inadvisable to proceed with the offering, sale or delivery of the Notes in the manner and on the terms described in the General Disclosure Package or to enforce contracts for the sale of securities; (iv) in the judgment of the Underwriters there shall have occurred any Material Adverse Change; or (v) there shall have occurred a material disruption in commercial banking or securities settlement or clearance services.

SECTION 10. Representations and Indemnities to Survive Delivery. The respective indemnities, agreements, representations, warranties and other statements of the Issuer, its officers and the Underwriters set forth in or made pursuant to this Agreement (i) will remain in full force and effect, regardless of any investigation made by or on behalf of any Underwriter, the Issuer, or any of their partners, officers or directors or any controlling person, as the case may be and (ii) will survive delivery of and payment for the Notes sold hereunder and any termination of this Agreement.

SECTION 11. Notices. All notices and communications hereunder shall be in writing and shall be deemed to have been duly given if mailed or transmitted by any standard form of telecommunication or electronic transmission to the parties hereto as follows:

If to the Underwriters:

c/o J.P. Morgan Securities LLC

383 Madison Avenue

New York, New York 10179

Attention: Investment Grade Syndicate Desk

c/o Morgan Stanley & Co. LLC

1585 Broadway, 29th Floor

New York, New York 10036

Attention: Investment Banking Division

Facsimile: (212) 507-8999

c/o Wells Fargo Securities, LLC

550 South Tryon Street, 5th Floor

Charlotte, North Carolina 28202

Attention: Transaction Management

Email: tmgcapitalmarkets@wellsfargo.com

with a copy to:

Simpson Thacher & Bartlett LLP

2475 Hanover Street

Palo Alto, California 94304

Facsimile: 650-251-5002

Attention: Dan Webb

If to the Issuer:

c/o Broadcom Inc.

3421 Hillview Avenue

Palo Alto, California 94304

Attention: Kirsten Spears

and

Attention: Mark Brazeal

with a copy to (which shall not constitute notice hereunder):

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Facsimile: 212-403-2000

Attention: David C. Karp, Ronald C. Chen and Viktor Sapezhnikov

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 12. Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 7 and 8 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder. The term “successors” shall not include any purchaser of the Notes as such from any of the Underwriters merely by reason of such purchase.

SECTION 13. Authority of the Underwriters. Any action taken by the Underwriters shall be binding upon the Underwriters.

SECTION 14. Partial Unenforceability. The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof. If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 15. Governing Law Provisions. THIS AGREEMENT AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS OF THE STATE OF NEW YORK.

(a) Consent to Jurisdiction. Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America or the courts of the State of New York, in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, a “Related Judgment,” as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding. Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court. The parties irrevocably and unconditionally waive any objection to the laying of venue of any Related Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 16. Waiver of Jury Trial. Each of the parties hereto hereby waives any right to trial by jury in any suit or proceeding arising out of or relating to this Agreement.

SECTION 17. Default of One or More of the Several Underwriters. If any one or more of the several Underwriters shall fail or refuse to purchase Notes that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate principal amount of Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase does not exceed 10% of the aggregate principal amount of the Notes to be purchased on such date, the other Underwriters shall be obligated, severally, in the proportions that the principal amount of Notes set forth opposite their respective names on Schedule A bears to the aggregate principal amount of Notes set forth opposite the names of all such non-defaulting Underwriters, or in such other proportions as may be specified by the Underwriters with the consent of the non-defaulting Underwriters, to purchase the Notes which such defaulting Underwriter or Underwriters agreed but failed or refused to purchase on the Closing Date. If any one or more of the Underwriters shall fail or refuse to purchase Notes and the aggregate principal amount of Notes with respect to which such default occurs equals or exceeds 10% of the aggregate principal amount of Notes to be purchased on the Closing Date, and arrangements satisfactory to the Underwriters and the Issuer for the purchase of such Notes are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 7, 8 and 15 hereof shall at all times be effective and shall survive such termination. In any such case the Underwriters, the Issuer shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Prospectus or any other documents or arrangements may be effected.

As used in this Agreement, the term “Underwriter” shall be deemed to include any person substituted for a defaulting Underwriter under this Section 17. Any action taken under this Section 17 shall not relieve any defaulting Underwriter from liability in respect of any default of such Underwriter under this Agreement.

SECTION 18. No Advisory or Fiduciary Responsibility. The Issuer acknowledges and agrees that: (i) the purchase and sale of the Notes pursuant to this Agreement, including the determination of the offering price of the Notes and any related discounts and commissions, is an arm’s-length commercial transaction between the Issuer, on the one hand, and the several Underwriters, on the other hand, and the Issuer is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Underwriter is and has been acting solely as a principal and is not the agent or fiduciary of the Issuer or its affiliates, stockholders, creditors or employees or any other party; (iii) no Underwriter has assumed or will assume an advisory or fiduciary responsibility in favor of the Issuer with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Underwriter has advised or is currently advising the Issuer on other matters) or any other obligation to the Issuer except the obligations expressly set forth in this Agreement; (iv) the several Underwriters and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Issuer, and the several Underwriters have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Underwriters have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuer has consulted its own legal, accounting, regulatory and tax advisors to the extent it deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Issuer and the several Underwriters, or any of them, with respect to the subject matter hereof. The Issuer hereby waives and releases, to the fullest extent permitted by law, any claims that the Issuer may have against the several Underwriters with respect to any breach or alleged breach of fiduciary duty.

SECTION 19. Recognition of the U.S. Special Resolution Regimes. In the event that any Underwriter that is a Covered Entity becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer from such Underwriter of this Agreement, and any interest and obligation in or under this Agreement, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, and any such interest and obligation, were governed by the laws of the United States or a state of the United States. In the event that any Underwriter that is a Covered Entity or a BHC Act Affiliate of such Underwriter becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under this Agreement that may be exercised against such Underwriter are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if this Agreement were governed by the laws of the United States or a state of the United States.

For purposes of this provision, (a) the term “BHC Act Affiliate” has the meaning assigned to the term “affiliate” in, and shall be interpreted in accordance with, 12 U.S.C. § 1841(k); (b) the term “Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b); (c) the term “Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable; and (d) the term “U.S. Special Resolution Regime” means each of (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder and (ii) Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder.

SECTION 20. Compliance with USA PATRIOT Act. In accordance with the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), the Underwriters are required to obtain, verify and record information that identifies their respective clients, including the Issuer, which information may include the name and address of their respective clients, as well as other information that will allow the Underwriters to properly identify their respective clients.

SECTION 21. General Provisions. This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof. This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement or any document to be signed in connection with this Agreement shall be deemed to include electronic signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, and the parties hereto consent to conduct the transactions contemplated hereunder by electronic means. This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit. The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Issuer the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

BROADCOM INC. as Issuer

By:	/s/ Kirsten M. Spears
Name: Kirsten M. Spears
Title: Chief Financial Officer

The foregoing Underwriting Agreement is hereby confirmed and accepted by the Underwriters as of the date first above written.

J.P. MORGAN SECURITIES LLC

MORGAN STANLEY & CO. LLC

WELLS FARGO SECURITIES, LLC

Acting on behalf of themselves

By:	J.P. Morgan Securities LLC

By:	/s/ Stephen L. Sheiner
Authorized Signatory

By:	Morgan Stanley & Co. LLC

By:	/s/ Michelle Wang
Authorized Signatory

By:	Wells Fargo Securities, LLC

By:	/s/ Elizabeth Wilson
Authorized Signatory

SCHEDULE A

Underwriters	Aggregate Principal Amount of 2030 Notes to be Purchased	Aggregate Principal Amount of 2032 Notes to be Purchased	Aggregate Principal Amount of 2035 Notes to be Purchased
J.P. Morgan Securities LLC	$583,333,000	$583,333,000	$833,334,000
Morgan Stanley & Co. LLC	583,334,000	583,333,000	833,333,000
Wells Fargo Securities, LLC	583,333,000	583,334,000	833,333,000

Total	$1,750,000,000	$1,750,000,000	$2,500,000,000

SCHEDULE B

Issuer Free Writing Prospectuses

1.	Final Term Sheet for the Notes

SCHEDULE C

Form of Final Term Sheet

Filed Pursuant to Rule 433

Registration No. 333-280715

Issuer Free Writing Prospectus dated July 7, 2025

Relating to Preliminary Prospectus Supplement dated July 7, 2025

PRICING TERM SHEET

DATED JULY 7, 2025

$1,750,000,000 4.600% SENIOR NOTES DUE 2030

$1,750,000,000 4.900% SENIOR NOTES DUE 2032

$2,500,000,000 5.200% SENIOR NOTES DUE 2035

The information in this pricing term sheet supplements Broadcom Inc.’s (“Broadcom”) preliminary prospectus supplement, dated July 7, 2025 (the “Preliminary Prospectus Supplement”), and supplements and supersedes the information in the Preliminary Prospectus Supplement to the extent supplementary to or inconsistent with the information in the Preliminary Prospectus Supplement. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Prospectus Supplement.

Issuer:	Broadcom Inc. (Nasdaq: AVGO)

Securities Offered:

$1,750,000,000 aggregate principal amount of 4.600% Senior Notes due 2030 (the “2030 Notes”)

$1,750,000,000 aggregate principal amount of 4.900% Senior Notes due 2032 (the “2032 Notes”)

$2,500,000,000 aggregate principal amount of 5.200% Senior Notes due 2035 (the “2035 Notes” and, together with the 2030 Notes and the 2032 Notes, the “Notes”)

Pricing Date:	July 7, 2025

Closing Date:	July 11, 2025 (T+4)

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Use of Proceeds:	Broadcom estimates that the net proceeds from this offering, after deducting the underwriting discounts, will be approximately $5,958,167,500. Broadcom intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include repayment of debt.

Ratings:*	[INTENTIONALLY OMITTED]

Maturity Date:	2030 Notes: July 15, 2030 2032 Notes: July 15, 2032 2035 Notes: July 15, 2035

Interest Rate:

2030 Notes: 4.600% per year on the principal amount of the 2030 Notes

2032 Notes: 4.900% per year on the principal amount of the 2032 Notes

2035 Notes: 5.200% per year on the principal amount of the 2035 Notes

Interest Payment Dates:

January 15 and July 15, beginning January 15, 2026 and accruing from July 11, 2025, in respect of the 2030 Notes

January 15 and July 15, beginning January 15, 2026 and accruing from July 11, 2025, in respect of the 2032 Notes

January 15 and July 15, beginning January 15, 2026 and accruing from July 11, 2025, in respect of the 2035 Notes

Record Dates:	January 1 and July 1, in respect of the 2030 Notes January 1 and July 1, in respect of the 2032 Notes January 1 and July 1, in respect of the 2035 Notes

Price to Public:	2030 Notes: 99.791% of the principal amount 2032 Notes: 99.730% of the principal amount 2035 Notes: 99.637% of the principal amount

Benchmark Treasury:	2030 Notes: UST 3.875% due June 30, 2030 2032 Notes: UST 4.000% due June 30, 2032 2035 Notes: UST 4.250% due May 15, 2035

Benchmark Treasury Price / Yield:	2030 Notes: 99-18 3⁄4 / 3.967% 2032 Notes: 99-00 / 4.166% 2035 Notes: 98-26+ / 4.397%

Spread to Benchmark Treasury:	2030 Notes: +68 basis points 2032 Notes: +78 basis points 2035 Notes: +85 basis points

Yield to Maturity:	2030 Notes: 4.647% 2032 Notes: 4.946% 2035 Notes: 5.247%

CUSIP Number:	2030 Notes: 11135FCK5 2032 Notes: 11135FCL3 2035 Notes: 11135FCM1

ISIN Number:	2030 Notes: US11135FCK57 2032 Notes: US11135FCL31 2035 Notes: US11135FCM14

Redemption at Broadcom’s Option:

Prior to June 15, 2030 (one month prior to their maturity date) (the “2030 Par Call Date”), in the case of the 2030 Notes, prior to May 15, 2032 (two months prior to their maturity date) (the “2032 Par Call Date”), in the case of the 2032 Notes, and prior to April 15, 2035 (three months prior to their maturity date) (the “2035 Par Call Date” and each of the 2030 Par Call Date, the 2032 Par Call Date and the 2035 Par Call Date, a “Par Call Date”), in the case of the 2035 Notes, Broadcom may redeem the Notes of the applicable series at its option, in whole or in part, at any time and from time to time, at a redemption price calculated by Broadcom (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(1) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the applicable Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the treasury rate plus 15 basis points (in the case of the 2030 Notes), 15 basis points (in the case of the 2032 Notes) or 15 basis points (in the case of the 2035 Notes) less (b) interest accrued to the date of redemption, and

(2) 100% of the principal amount of the Notes to be redeemed,

plus, in either case, accrued and unpaid interest, if any, thereon to, but excluding, the redemption date.

On or after the applicable Par Call Date, Broadcom may redeem the Notes of the applicable series at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes being redeemed plus accrued and unpaid interest, if any, thereon to, but excluding, the applicable redemption date.

Joint Book-Running Managers:	J.P. Morgan Securities LLC Morgan Stanley & Co. LLC Wells Fargo Securities, LLC

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*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

It is expected that delivery of the Notes will be made to investors on or about July 11, 2025, which will be the fourth business day following the date of this pricing term sheet (such settlement being referred to as “T+4”). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the Notes prior to closing may be required, by virtue of the fact that the Notes initially will settle in T+4, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the U.S. Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and prospectus supplement if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or Wells Fargo Securities, LLC toll free at 1-800-645-3751.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

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